EXHIBIT 10.25

FOURTH AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
ZIONS BANCORPORATION

THIS FOURTH AMENDMENT, dated and effective as of the first day of October, 2014, by and between Fidelity Management Trust Company (the “Trustee”) and Zions Bancorporation (the “Sponsor”);

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 3, 2006, with regard to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Restating Section 6(c), Inspection and Audit, in its entirety, as follows:

(c)    Inspection and Audit

The Trustee will provide to auditors (including third-party auditors and Sponsor’s internal audit staff) as Sponsor may designate in writing, access to any Trustee owned or managed facility at which the services are being performed, to appropriate Trustee management personnel, and to the data and records (and other documentation reasonably requested by the Sponsor) maintained by the Trustee with respect to the services solely for the purpose of examining (i) transactional books and records maintained by the Trustee in order to provide the services, (ii) documentation of service level performance, and (iii) invoices to the Sponsor. Any such audits will be conducted at the Sponsor’s expense. The Sponsor and its auditors will first look to the most recent Service Organization Control I Report Type II (“Type II SOC”), formerly referred to as a Service Auditor’s Report or SAS 70 Report, before conducting further audits. Type II SOC reports will be issued by the Trustee or its affiliate’s independent public accounting firm in accordance with Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”), Reporting on Controls at a Service Organization, or superseding standards set forth by the American Institute of Certified Public Accountants. Excepting audit requests from governmental or regulatory agencies, if a matter is not covered in such Type II SOC, then the Sponsor will provide the Trustee not less than ninety (90) days prior written notice of an audit and will provide a proposed detailed scope and timeframe of the audit requested by the Sponsor to the Trustee in writing at least sixty (60) days prior to date of the audit. The Sponsor and its auditors will conduct such audits in a manner that will result in a minimum of inconvenience and disruption to the Trustee’s operations. Audits may be conducted only during normal business hours and no more frequently than annually unless otherwise required as a matter of law or for compliance with regulatory or contractual requirements. Any audit assistance provided by the Trustee in excess of thirty-five audit hours per annum shall be provided on a fee-for-service basis. The Sponsor will reimburse the Trustee for any out of pocket expenses incurred by the Trustee in connection with an audit conducted pursuant to this section. The Sponsor and its auditors will not be entitled to review or audit (i) data or information of other customers or clients of the Trustee, (ii) any of Trustee’s proprietary data, or (iii) any other Confidential Information of the Trustee that is not relevant for the purposes of the audit. The Sponsor and its auditors will not be entitled to logical access to the Trustee’s networks and systems, nor unrestricted physical access to Trustee’s facilities and personnel. Reviews of processes, controls, and support documentation will be facilitated with appropriate Trustee’s personnel. The Trustee will use commercially reasonable efforts to cooperate in the audit, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees of the Sponsor or its auditors as reasonably necessary. To the maximum extent possible, audits will be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the services. The Sponsor will not use any competitors of the Trustee (or any significant subcontractor of Trustee under this Agreement) to conduct such audits. The auditors and other representatives of the Sponsor will execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as the Trustee may reasonably request in connection with such audits.

(2)	Amending Section 7, Compensation and Expenses, by replacing the first paragraph in its entirety with the following:

Sponsor shall cause the Plan to pay or shall itself pay to Trustee, within thirty (30) days of receipt of the Trustee’s bill, the fees for services in accordance with Schedule B. Fees for services are specifically outlined in Schedule B and are based on all of the assumptions identified therein. The Trustee shall maintain its fees for five years; provided, however, in the event the Plan characteristics referenced in the assumptions outlined in Schedule B change significantly by either falling below or exceeding current or projected levels, such fees may be subject to revision, upon mutual renegotiation. To reflect increased operating costs, Trustee may once each calendar year, but not prior to October 1, 2019, amend Schedule B without the Sponsor’s consent upon one hundred eighty (180) days prior notice to the Sponsor.

Any overcharge by the Trustee, or underpayment of fees or expenses by the Sponsor that is the result of a good-faith fee dispute, shall bear interest until paid by the appropriate party with such interest determined by calculating the average of the prime rates reported in the Wall Street Journal from the date of overpayment or underpayment until such corrective payment is made by the appropriate party. Any underpayment of fees or expenses by the Sponsor that is not the subject of a good-faith fee dispute shall bear interest until paid at the rate of the lesser of (i) 1½% per month, or (ii) the maximum amount permitted by law.

(3)	Amending to add a new Section 22, Use of Omnibus Accounts, as follows:

Section 23.    Use of Omnibus Accounts.

Notwithstanding any other provisions of this Agreement, Sponsor understands, acknowledges and agrees that, (i) the Trustee utilizes omnibus accounts at unaffiliated banks to facilitate transactions for the defined contribution plans it services and commingles funds in transit to or from the Plan, including other funds similarly in transit to or from other plans and (ii) if markets permit, omnibus account balances may be invested in short-term investments with the aim of earning a rate approximating the Target Federal Funds Rate and/or money market rates (such earnings are referred to as “float earnings”); and (iii) the Trustee will use these earnings to pay bank fees associated with the above-referenced defined contribution plan transactions and make other required adjustments and will retain any float earnings that exceed such fees and adjustments as compensation for its services. The Trustee shall pay bank fees to the extent they exceed float earnings.

The amount of float earnings generated depends on market conditions, as well as on the length of time that funds are held in the omnibus accounts. The following time frames apply with respect to funds held in these accounts:

•
If contributions and instructions to purchase investment options are received by the Trustee In Good Order before the close of trading, the Trustee executes transactions in the investment options as of that day’s closing price (the “transaction date” or “T”). Contributions are held in the omnibus account until the following business day (“T+1”) for the vast majority of investment options. For share accounted company stock transactions, contributions may be held in the omnibus account until T+3.

•
Instructions to exchange investment options received by the Trustee In Good Order before the close of trading are processed in that day's nightly cycle. For the vast majority of investment options, exchanges generate no overnight balances, as money is received from one investment option and conveyed to another investment option on the same business day.  The limited exceptions to this would occur if investment options have different settlement rules and Fidelity Management Trust Company serves as trustee of the Plan, in which case balances attributable to the exchange may remain in an omnibus account for a few days.

•
Instructions to make disbursements received In Good Order before the close of trading are processed in that day's nightly cycle and reflected as debits from participant accounts as of that date ("T").  Proceeds attributable to the disbursement are received into the omnibus account based on the settlement period for the investment options, which in the substantial majority of investment options is T+1. After the deduction of tax withholding, if applicable, disbursements are typically made on T+2 or T+3 either through electronic funds transfers or by mailing a check.  Disbursement proceeds distributed by check, net of any tax withholdings, remain in the omnibus account until the check is presented for payment.

Neither the Sponsor nor the Plan shall be liable for any diminution in the value of such overnight investments. Provided that the Sponsor has provided timely funding, neither the Sponsor nor the Plan shall be responsible for any failure to settle or clear from such omnibus accounts any proper or timely trade or disbursement if such failure results from a decrease in the value, or temporary inaccessibility of funds attributable to either the use of a specific bank or the overnight investment of balances from such accounts.

(4)	Restating Schedule B, Fee Schedule, in its entirety, as attached herein.

(5)	Amending to add Schedule B-1 as attached hereto.

IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fourth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

ZIONS BANCORPORATION	FIDELITY MANAGEMENT TRUST
COMPANY

By: /s/ Diana Andersen 12/5/2014     By: /s/ Greg Gardiner 12/5/2014
Authorized Signatory Date        FMTC Authorized Signatory Date

Schedule B – Fee Schedule

Core Fees	Annual Administration

This annual fee is prorated and billed quarterly. The annual fee applies to any record with a balance greater than zero ($0) in the plan at any time during the calendar year. This includes the remainder of the year in which a final distribution is made.

$55 per participant

Transaction Fees	Fee	Per
Loan Initiation	$100	Loan Initiated
Loan Maintenance Fee	$0	Per Quarter
In-Service Non Hardship Withdrawals	$20	Check/EFT
Return of Excess Contributions/Deferrals	$25	Check/EFT
Mailing Documents/Checks via Overnight Service	$25	Item
Minimum Required Distributions	$25	Check/EFT

Ongoing Communication and Education	Fixed Dollar Model
Fidelity’s personalized, comprehensive employee experience program delivered directly to your participants via their preferred channel including print, e-mail, web, and phone:

1.    Multi-Touch Enrollment
2.    Onboarding Program
3.    Needs-Based Workplace Campaigns
4.    Needs-Based Life Stage Messaging Campaigns
5.    Educational campaigns for retirees and job changers

Associated postage is included.
Included
Custom materials development (including graphic design, typesetting, writing, layout, video production and language translation)	Fee for Service
Print, Fulfillment and Distribution for custom communications	Fee for Service
Postage for Custom Communications	Pass Through
Fidelity Participant Disclosure Service - 404a-5 Disclosure Program
•    Develop and Distribute initial and annual notices at client direction to assist with compliance of 404a-5 upon effective date. Notice available via print or eDelivery (in accordance with DoL eDelivery rules)

•    Develop and distribute custom notices related to changes in participant and/or transaction fees at client direction to assist with compliance of 404a-5 upon effective date. Notice available via print or e-delivery (in accordance with DOL e-delivery rules).

Development: Included Distribution: Included Development: Fee-for-Service Distribution: Pass Through
Employee Meetings Days On Site (up to 4 meetings per day) Note: Subject to the cancellation and minimum attendance policy.	3 days included with additional days available for $1,800 per day
Live Plan Specific Web Workshop Sessions Note: Subject to the minimum attendance policy.	3 sessions included with additional sessions available for $400 per session
Online, On Demand, Plan Specific pre-recorded webcasts	2 recordings included with additional recordings available for $900 per recording with unlimited viewings
Standard Universal Live and Recorded Web Workshops	Included
Educational content on-line including e-learning, Fidelity Viewpoints® - Workplace Edition Magazine online, educational articles and calculators, and plan level information	Included
One-on-one, On-site Meetings, including scheduled appointments on the same day as the on-site employee group meetings and scheduled appointments on separate days that are targeted to pre-retirees	Included
Retirement Transition Services helps employees age 50+ make the health and wealth decisions that are right for them so they can successfully transition into the next phase of life. Delivered through live guidance, online planning tools, and targeted education.
Included
Communications Effectiveness Scorecard	Included

Fidelity Management Trust Company (FMTC) Services
Core Trustee Services Assets Subject to Review and Approval	Included

Company Stock Administration
Real Time Stock Trading Administration	Waived
Company Stock Dividend Pass Through	$3 per EFT $6 per Check Reinvest is Included
Full Proxy Services Administration, Mailing, and Tabulation	Pass Through
Full File on Shareholders for External Proxy Services	Included

Company Stock Trading Commission	Fee	Per
Real Time Trading	$0.029	Per Buy/Sell Share

Stock Administration Services are not available to clients using a third party Trustee.

Fee quotes assume that all trades to be executed by Fidelity Capital Markets (“Capital Markets”), a division of National Financial Services LLC. The Real Time and Share Accounted products require the use of Capital Markets.

Please note: The SEC requires all firms to charge an SEC fee of $22.10 per $1,000,000 on all executed sell orders. This fee may change and the last change to the fee became effective 3/18/2014.

Recordkeeping of Externally Managed Investment Options

Assumes Fidelity receives a daily NAV net of management fees, in accordance with Fidelity’s operational requirements.

If Fidelity is required to calculate the NAV, please refer to FMTC Services Section.
Included
Special Projects
Fulfilling a client-specific request that is not included in the services as documented in the assumptions herein, and any scope and/or service documents which Fidelity has provided or provided a response. Examples include:
•    Plan and program changes
•    Change in scope of existing services as documented in directions documents describing the services
•    Client-specific processing requested as an alternative to Fidelity’s standard solution, including any additional resources to support said non-standard solution (e.g. change to data feeds, special offering windows, and procedural changes)
•    Support of Corporate Actions. Examples include reorganization, layoff, mergers, acquisitions and divestitures
•    Custom communications development

$175/hour
Travel and related expenses for Special Projects	Pass Through

OPTIONAL SERVICES

QDRO Qualifications
Web review of one defined contribution order generated on the Fidelity QDRO website and not materially altered.	$300 each
Manual review of one defined contribution plan mentioned in an order that was not generated on the QDRO website or was generated on the website, but materially altered	$1,200 each
Manual review of a combination of any two or more defined contribution plans mentioned in an Order.	$1,800 each

Regulatory	Fixed Dollar Model
Form 5500 Reporting and Preparation Services	Included
SAR preparation	Included
SAR production, distribution and postage	Pass Through

Nondiscrimination Testing: Safe Harbor Package included

Package Election	<1,000 parts	1,001 – 10,000 parts	10,001 – 25,000 parts	25,001 – 50,000 parts	>50,001 parts
Safe Harbor	Included	Included	Included	Included	Included

Fees are applied based upon the number of employees who are eligible to participate (regardless of whether they are actively contributing) in the Plan being tested at the time the plan signs up for service. It is a flat, recurring fee. If testing is required for more than one plan of an employer, a fee will be charged for each plan based on the number of employees eligible to participate in each additional plan.

Please note that if a plan is sponsored by unrelated Employers (Multiple Employer Plan) for whom separate testing is required, additional testing fees will apply based on the number of separate tests required.

In addition to the fees stated above, a fee of $100 per hour will be billed for the review of incorrect or incomplete data supplied by the Employer and to the correction or manipulation of plan data by Fidelity personnel. If the Plan Sponsor submits multiple data files, a $100 fee will be applied for each additional data file.

* Safe-harbor plan fees quoted above apply to plans that are exempt from all ADP and ACP testing. The Comprehensive or Basic Packages will apply to plans that are required to perform any ADP or ACP testing (example: ACP testing on employee after-tax contributions).

Note: If ADP and ACP testing is not required for your plan and you wish to only have 402(g) testing performed, the Safe Harbor Plan fees will apply.

The table below includes a description of each package type and the services provided with each.

Please note that 414(s) Compensation Testing, 401(a)(4) Benefits, Rights and Features Testing, 401(a)(4) General Testing, and 410(b) Average Benefits Testing may not be required for your plan. Please consult with your legal counsel to determine if such testing is necessary for your plan.

Type of Tests Included With Each Package
Package Type	ADP	ACP	*402(g)	415	Minimum Coverage	Top Heavy	Proj Test	QNEC Calc	* Gen Test	* BRF Test	Comp Test	* ABT Test
Safe Harbor Package			✓	✓	✓	✓
* Restrictions apply to the election(s) of these additional testing services.

•	402(g) Testing – Testing & Reporting Services (TRS) will not complete a 402(g) test for off calendar plans.

•	General Testing and Average Benefits Testing – all plans involved in the testing must be at Fidelity for TRS to perform.

•
Benefits, Rights and Features Testing – TRS will only complete this test as it pertains to each rate of matching contribution contained within the terms of the plan(s) and the plan must also be signed up for Minimum Coverage Ratio Percentage Testing.

•	Top Heavy Testing – TRS will not perform Top Heavy Testing for each unrelated employer.

•
Safe Harbor plans – this service can only be elected if the plan does not have an After-Tax feature in the plan and does not have special eligibility provisions for the matching contribution. If they do, the plan will have to elect either the Comprehensive or Basic package.

QNEC Calculations will only be done at the Plan Sponsor’s request.

Plan Type and Name

	Plan Name	Plan Type
Defined Contribution	Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan	Qualified

Plan Information

Total
Total Participants	13,762
Plan Assets as of 06/30/2014	$854 m

General Proposal Assumptions
Proposal Assumptions

General
The following is not included in the per-participant or per-employee fees quoted, unless specifically stated. Fees for such work will be based on scope and complexity.

•    Fidelity’s agreement to modify standard Fidelity manual or automated processes, as well as systems development to accommodate specific client administrative needs
•    Systems development effort necessary to accommodate specific client administrative or plan needs unless specifically noted.
•    Integrating new policies, plan rules, or employee groups resulting from mergers, acquisitions, terminating plans or divestitures.

Ongoing Assumptions
•    Sponsor will provide an annual schedule for payroll file transmissions.
•    Files to be received weekly or bi-weekly
•    Sponsor will provide all required information for transfers coming into the plan in the Fidelity format.

Service Model Assumptions	• Fidelity's standard services to be delivered, unless specifically stated otherwise • Sponsor is a single entity with respect to all products and services offered by Fidelity

Investment Assumptions

•	Previous Year Net Cash Flow (year ending 12/31/2013) = $13.5M

•	The availability of any non-Fidelity investment options depends upon completion of a contractual operational arrangement between Fidelity and such non-Fidelity fund vendor.

•	Custom strategy or non-40 act funds will require a fund description provided to Fidelity by either Sponsors consultant or non-Fidelity vendor 90 days prior to the fund live date.

•
Some funds carry a short-term trading fee on shares held less than the period specified in the prospectus. Please note that any short-term trading fee is paid to the fund for the benefit of the shareholders, not Fidelity. Please refer to the prospectus.

This Schedule of Fees is based upon Sponsors current defined contribution, the current services as performed by Fidelity, unless specified otherwise, and the assumptions contained within this document.

Fidelity shall maintain its fees for Defined Contribution for a period of five years beginning with effective date of this amendment. However, in the event Fidelity demonstrates that any or all of the assumptions outlined in this document have changed by more than ten percent (10%) or are materially inaccurate, such fees are subject to renegotiation.

Legal and Regulatory

The fees contained herein are based on the regulatory and legal environment in effect at the time of this proposal. Changes to the legislative and/or regulatory environment, occurring after such date, which would impact the services to be provided, may result in additional fees to support Sponsors defined contribution services.

Definitions

Defined Contribution

Participant Record

All records with a balance greater than zero ($0) in the plan at any time during the calendar year. This includes the remainder of the year in which a final distribution is made.
OFFSETS FROM NET FLOAT.

The Annual Administration Fee, billed and payable quarterly, will be subject to offsets attributable to float. Net float earnings attributable to the Plan for each quarter beginning after the last date on which a party hereto executes this amendment.

Any remaining balance after the application of the net float offsets to the Annual Administration Fee shall be due and payable to the Trustee.

PARTICIPANT REVENUE CREDIT

A.     Calculation. The Trustee shall fund a Participant Revenue Credit each quarter, beginning with the quarter beginning after the last date on which a party hereto executes this amendment, calculated as the sum of the following:

    1.     Credits attributable to Fidelity investment products:
Average quarterly balances held in the Plan of Fidelity investment products multiplied by one-quarter (1/4) of the following rates respectively:

(a)	Actively managed (non Class K) Fidelity equity Mutual Funds: 35 basis points per annum;

(b)	Actively managed (non Class K) Fidelity Freedom® Funds: 35 basis points per annum;

(c)	Actively managed (Class K) Fidelity equity Mutual Funds: 20 basis points per annum;
(d)    Fidelity Freedom® K Funds: 20 basis points per annum;
(e)    Fidelity Enhanced Equity Index Funds: 10 basis points per annum;

(f)	Actively managed Fidelity fixed income and money market Mutual Funds, except for certain Fidelity institutional money market Mutual Funds (e.g. FIMM Funds): 20 basis points per annum;

(g)	Actively managed Fidelity and Pyramis commingled pools (excluding all stable value commingled pools): 10 basis points per annum;
(h) Managed Income Portfolio I: 20 basis points per annum.

2.    Credits attributable to BrokerageLink®:
No credits are available for assets held in BrokerageLink®.

B.     Allocation. The Participant Revenue Credit shall be allocated to Eligible Participants (defined below) as follows:

1.
Crediting Date: Participant Revenue Credits shall be allocated to the accounts of Eligible Participants as soon as administratively feasible (generally within 15 business days) after a quarterly recordkeeping invoice has been prepared and sent.

2.
Allocation Method:  Allocations shall be made to Eligible Participants pro rata based on the ratio of each Participant’s balance in the fund to the total average daily balances for all Eligible Participants in such fund. The Allocations will be used to purchase whole and fractional shares of the investments in the Eligible Participant Accounts. In the event a residual amount is insufficient to purchase a fractional share it will not be funded.

3.	Eligible Participants: An Eligible Participant for any quarter’s allocation shall be any Participant or Beneficiary with a Fidelity Account balance greater than zero.

4.	Directions: In allocating to Eligible Participants, the Trustee shall follow directions attached as Schedule B-1.
12b-1 PROVISIONS

A.    12b-1 Provisions. To the extent any Participant Revenue Credits or Revenue Credits described above are deemed to be attributable to investments in Fidelity Mutual Funds that have adopted a plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("1940 Act") at the time such Participant Revenue Credits or Revenue Credits are made, such Participant Revenue Credits or Revenue Credits shall be made available pursuant to such plan ("12b-1 Payments”), and the following conditions shall apply:

1.
The obligation to make 12b-1 Payments shall continue in effect for one year from the Effective Date of this amendment, and shall continue for successive annual periods only upon at least annual approval by a vote of the majority of the Trustees for each of those Fidelity Mutual Funds that have adopted such plans, including a majority of those Trustees that are not "interested persons" (as defined in the 1940 Act) of such Mutual Funds and who have no direct or indirect financial interest in the operation of the plan or any agreement related thereto ("Qualified Trustees").

2.
Notwithstanding any provision hereof to the contrary, the obligation to make these 12b-1 Payments with respect to any plan may be terminated without penalty at any time, upon either a vote of a majority of the Qualified Trustees, or upon a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable Fidelity Mutual Fund to terminate or not continue the plan for the applicable Fidelity Mutual Fund.

3.	Upon assignment of this Agreement, the obligation to make 12b-1 Payments shall automatically terminate.

Schedule B-1

DIRECTIONS GOVERNING PARTICIPANT REVENUE CREDIT
FUND LEVEL ALLOCATIONS

The Named Fiduciary or Administrator hereby directs as follows:

1. Upon allocation to Participant accounts, Participant Revenue Credits shall be invested in the fund to which the Participant Revenue Credit relates, and allocated proportionally to the sources associated within such fund for each Participant.

2. To the extent that Fidelity performs testing, it shall not include Participant Revenue Credits as a contribution for any testing or reporting purpose.

The Trustee shall be responsible for implementing the Directions provided above, but has no responsibility for the legality or appropriateness of such Directions. The Sponsor may alter these Directions at any time with reasonable advance notice and after consultation concerning the administrative feasibility of alternative Directions.

NAMED FIDUCIARY
By: /s/ Diana Andersen
Name: Diana Andersen
Title: EVP & Corporate HR Benefits Director
Date: 12/5/2014

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